EXHIBIT 10.24

FACTORING AND SECURITY AGREEMENT

THIS FACTORING AND SECURITY AGREEMENT (this "Agreement") is made as of October 30th, 2012, by and between ALIBI NYC, LLC, a New York limited liability company ("Seller"), and MAST CAPITAL PARTNERS LLC, a Delaware limited liability company ("Purchaser").

1. **Sale; Purchase Price; Billing; Reserve**

1.1. **Assignment and Sale.**

1.1.1. Seller shall exclusively offer to sell to Purchaser as absolute, those of Seller's receivables which represent an outstanding receivable of at least One Thousand Dollars ($1,000) which Seller desires to have purchased by Purchaser under the terms and conditions herein (each, an "Account") as the same are listed from time to time on a Schedule of Accounts on the terms and conditions set forth herein. During the Term (as defined herein), Seller shall not sell or offer to sell any Account to any person other than the Purchaser without the express prior written consent of the Purchaser.

1.1.2. Each Schedule of Accounts shall be accompanied by such documentation supporting and evidencing the Account as Purchaser shall reasonably request from time to time.

1.1.3. By delivery of a purchase confirmation in the form attached hereto as Exhibit A or other method, including, without limitation, electronic delivery such as email or other similar means (a "Purchase Confirmation), Purchaser shall purchase, subject to the terms of this Agreement and the applicable Purchase Confirmation, from Seller such Accounts as Purchaser determines to be Eligible Accounts, so long as the Balance Subject to Funds Usage Fee does not exceed, before and after such purchase, the Maximum Amount.

1.1.4. As consideration for each purchased Account, Purchaser shall pay in readily available funds by wire transfer an amount equal to the Purchase Price of such purchased Account (the "Initial Payment") to Seller's Deposit Account within two (2) Business Day of the applicable Purchase Date, less any amounts due to Purchaser from Seller, including, without limitation, any amounts due to the Reserve Account under Section 1.3 hereof, whereupon such Account shall be deemed to have been purchased by Purchaser.

1.2. **Billing.** Purchaser may send a monthly statement to each obligor of any purchased Account (each, an "Account Debtor") itemizing such Account Debtor's account activity during the preceding billing period. All Account Debtors will be instructed to make payments to Purchaser.

1.3. **Reserve Account.** Purchaser shall establish an account or accounts on the books of Purchaser reflecting transactions hereunder (the "Reserve Account"). Purchaser may, in its sole and absolute discretion, apply a portion of any Purchase Price equal to the amount (the "Reserve Shortfall") by which the balance of the Reserve Account is less than twenty five percent (25%) of the aggregate unpaid Face Amount of the Purchased Accounts (the "Required Reserve Amount") to the Reserve Account. Purchaser may charge the Reserve Account with any Obligation, including any amounts due from Seller to Purchaser hereunder. Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account. Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall. In the event that all of the Seller's Obligations to Purchaser have been satisfied in full, then upon receipt of a completed and duly executed release and notice of demand for payment in the form attached hereto as Exhibit B, Purchaser shall promptly pay to Seller the amount, if any, by which the balance of the Reserve Account exceeds the Required Reserve Amount.

2. **Authorization for Purchases.** Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile, or other instructions received from anyone purporting to be an officer, employee, or representative of Seller.

3. **Fees and Expenses.**

3.1. Seller shall pay to Purchaser (i) the Base Fee, payable in consideration of the rendering of the Credit and Collection Services, which will be deducted from the Purchase Price, and (ii) the Delay Charge, if any, payable on the date on which a Purchased Account is paid in full or Repurchased.

3.2. Seller shall pay to Purchaser any applicable Misdirected Payment Fee which is due immediately upon its accrual. Notwithstanding that Seller has agreed to pay such Misdirected Payment Fee, Seller shall deliver in kind to Purchaser on the next Business Day following the date of receipt by Seller of the amount of any payment on account of a Purchased Account.

3.3. Seller shall pay to Purchaser any Default Charge, immediately upon its accrual, on (i) all past due amounts due from Seller to Purchaser hereunder; and (ii) the amount of any Reserve Shortfall.

3.4. Seller shall pay to Purchaser the expenses incurred by Purchaser in the administration of this Agreement such as wire transfer fees, overnight mail delivery, check certification, UCC filing and search fees, and audit fees. These fees are due immediately upon payment by Purchaser.

4. **Repurchase of Accounts.**

4.1. Purchaser may require that Seller repurchase, by payment of the unpaid Face Amount thereof together with any unpaid fees relating to the Purchased Account on demand, or, at Purchaser's option, by Purchaser's charge to the Reserve Account ("Repurchase") (i) any Purchased Account, the payment of which has been disputed by the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute, (ii) any Purchased Account for with Seller has breached its warranty under Section 11 hereunder, (iii) any Purchased Account owing from an Account Debtor which in Purchaser's reasonable credit judgment has become insolvent, (iv) all Purchased Accounts upon the occurrence of an Event of Default, or upon the effective date of termination of this Agreement, or (v) any Purchased Account which remains unpaid beyond the Late Payment Date.

4.2. The Repurchasing of a Purchased Account shall not constitute a reassignment thereof and Purchaser shall retain its security interest therein.

5. **Clearance Days.** For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by Purchaser.

6. **Security Interest.** To secure payment and performance of the Obligations, Seller grants to Purchaser a continuing first priority security interest in and to the Collateral. Notwithstanding the creation of such security interest, the relationship of the parties shall be that of Purchaser and Seller of accounts, and not that of lender and borrower.

7. **Authorization to Purchaser.**

7.1. Purchaser shall not initiate any litigation related to collection of any unpaid Account Receivable until Purchaser shall have contacted Seller identifying the unpaid Account Receivable at issue, and providing Seller fifteen (15) days from the date of such notice to Repurchase such Account Receivable, and if such Account Receivable is Repurchased, then Purchaser shall not initiate such suit.

7.2 Seller hereby irrevocably authorizes Purchaser and any designee of Purchaser, at Seller's sole expense, to exercise at any times in Purchaser's or such designee's discretion all or any of the following powers until all of the Obligations have been paid in full:

(a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof;

(b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon the accounts and other Collateral;

(c) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts or other Collateral which includes a monetary obligation and discharge or release any account debtor or other obligor (including filing of any public record releasing any Lien granted to Seller by such account debtor), without affecting any of the Obligations;

(d) execute in the name of Seller and file against Seller in favor of Purchaser financing statements or amendments with respect to the Collateral;

(e) pay any sums necessary to discharge any Lien or encumbrance which is senior to Purchaser's security interest in the Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be due and payable;

(f) file in the name of Seller or Purchaser or both (1) mechanics lien or related notices, or (2) claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty;

(g) at any time, irrespective of whether an Event of Default has occurred, without notice to or the assent of Seller, notify any Account Debtor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser; and

(h) communicate directly with Seller's Account Debtors to verify the amount and validity of any Account created by Seller.

7.3. Seller hereby releases and exculpates Purchaser, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct. In no event will Purchaser have any liability to Seller for lost profits or other special or consequential damages. Without limiting the generality of the foregoing, Seller releases Purchaser from any claims which Seller may now or hereafter have arising out of Purchaser's endorsement and deposit of checks issued by Seller's customers stating that they were in full payment of an account, but issued for less than the full amount which may have been owed on the account.

7.4. Seller authorizes Purchaser to accept, endorse, and deposit on behalf of Seller any checks tendered by an account debtor "in full payment" of its obligation to Seller. Seller shall not assert against

Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller's claims, under §3-311 of the UCC, or otherwise.

8. **Covenants By Seller.**

8.1. After written notice by Purchaser to Seller, and automatically, without notice, after an Event of Default, Seller shall not, directly or indirectly, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of the Purchased Accounts or any payee of any Account Debtor whose payment to Account Debtor is to be made in respect of an Eligible Account, (b) compromise or settle any of the Purchased Accounts or any payee of any Account Debtor whose payment to Account Debtor is to be made in respect of an Eligible Account for less than the full amount thereof, (c) release in whole or in part any Account Debtor or any payee of any Account Debtor whose payment to Account Debtor is to be made in respect of an Eligible Account, or (d) grant any credits, discounts, allowances, deductions, return authorizations, or the like with respect to any of the Purchased Accounts or any payment due to any Account Debtor, the payment of which is to be made in respect of an Eligible Account.

8.2. From time to time as reasonably requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller's books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request. Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser at Seller's expense all financial information, books and records, work papers, management reports, and other information in their possession relating to Seller.

8.3. Seller shall promptly notify Account Debtor of the assignment of each Purchased Account as may be requested by Seller, and provide Purchaser with evidence reasonably satisfactory to Purchaser that the Purchased Accounts are properly marked in Account Debtor's payment and information systems to assure proper payment to Purchaser and avoid misdirected payments on such Purchased Accounts.

8.4. Seller shall pay when due all excise, payroll and other taxes and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

8.5. Seller shall not at any time enter into any transaction for, purchase money borrowing or other indebtedness, including, without limitation, acting as the guarantor or surety for the debt of any other person. Seller shall not incur any outstanding indebtedness, including, without limitation, any bank indebtedness, loans, credit facilities or defaulted commercial obligations, nor shall Seller act as the guarantor or surety for the any obligation of any other person. Seller shall not create, authorize, incur, assume, or permit any Lien upon or with respect to any Collateral now owned or hereafter acquired by Seller, except for Liens in favor of Purchaser

8.6. Seller shall maintain insurance on all property owned or leased by Seller in the manner, to the extent and against at least such risks (in any event, including but not limited to fire and business interruption insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. All such insurance shall be in amounts and form and with insurance companies acceptable to Purchaser in its sole discretion. Seller shall furnish to Purchaser upon written request, any and all information concerning such insurance carried. All policies of insurance shall provide for not less than thirty (30) days prior written cancellation notice to Purchaser.

8.7. **Avoidance Claims.**

8.7.1. Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claims and shall pay to Purchaser on demand the amount thereof.

8.7.2. Seller shall notify Purchaser within two Business Days of its becoming aware of the assertion of an Avoidance Claim.

8.7.3. This Section 8.9 shall survive the termination of this Agreement.

8.8. Seller does hereby absolutely and unconditionally represent, warrant and guarantee to Purchaser the full and prompt payment of any and all Purchased Accounts that arise out or relate to payment shortfalls resulting from Account Debtors taking discounts. Seller further represents, warrants and covenants and guarantees to Purchaser that (a) all Purchased Accounts will be subsisting, valid, genuine and authentic and will represent bona fide and existing obligations of bona fide buyers of goods and services from Seller in the ordinary course of the Seller's business without offset or defense, (b) all Purchased Accounts will be due and owing in accordance with the written terms of such Purchased Account, (c) Seller will promptly remit to Purchaser all proceeds from Purchased Accounts and other Collateral as required by the terms of the Agreement and other present and future agreements between the Seller and Purchaser, (d) all good or products sold pursuant to the Purchased Account (i) will be bona fide and existing goods of the Seller, in good and merchantable condition; (ii) are owned by Seller and possessed by Seller or its agent at the time of sale; and (iii) were not subject, at the time of sale or any time thereafter, to any lien or security interest except as permitted by Purchaser, and (e) all reports, statements and schedules of Seller submitted to Purchaser pursuant to the Agreement and other present and future agreements between the Seller and Purchaser will be true and accurate in all respects.

9. **Account Disputes.** Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all disputes concerning any Purchased Account, at Seller's sole cost and expense.

10. **Perfection of Security Interest.**

10.1. To the extent allowable by applicable law, Purchaser agrees not to further sell or assign its interests in the Accounts Receivable, except as expressly approved by Purchaser in writing.

10.2. Seller shall execute and deliver to Purchaser such documents and instruments, including, without limitation, UCC financing statements, as Purchaser may request from time to time in order to evidence and perfect its security interest in any Collateral securing the Obligations.

11. **Representations and Warranties.** To induce Purchaser to enter into this Agreement and to purchase the Purchased Accounts hereunder, Seller hereby represents and warrants to Purchaser as follows (each of which representations and warranties shall be deemed to be continuing and to have been restated and reaffirmed on each occasion that Seller submits a Schedule of Accounts to Purchaser):

11.1. Seller is fully authorized to enter into this Agreement and to perform hereunder.

11.2. This Agreement constitutes a legal and valid obligation that is binding upon Seller and that is enforceable against Seller in accordance with the terms hereof.

11.3. Seller is solvent and in good standing in the state of its organization.

11.4. There are no pending actions, suits, or other legal proceedings of any kind (whether civil or criminal) now pending (or, to Seller's knowledge, threatened) against Seller.

11.5. Seller has not conducted business under or used any other name, whether legal or fictitious.

11.6. Each financial statement of Seller provided to Purchaser, whether provided prior to or after the date of this Agreement, is true and correct in all material respects.

11.7. The Purchases Accounts are and will remain:

11.7.1. bona fide existing obligation created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller's business; and

11.7.2. unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation;

11.8. Seller has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

11.9 Seller does not have, and has not entered into any transaction for, purchase money borrowing or other indebtedness, including, without limitation, acting as the guarantor or surety for the debt of any other person. Seller does not have any outstanding indebtedness, including, without limitation, any bank indebtedness, loans, credit facilities or defaulted commercial obligations, nor is the Seller acting as the guarantor or surety for the any obligation of any other person. Seller has not created, authorized, incurred, assumed, or permitted any Lien to be placed on any of its assets or properties, except for Liens in favor of Purchaser.

12. **Default.**

12.1. **Events of Default.** The occurrence or existence of any of the following events or conditions shall constitute an "Event of Default" hereunder: (a) Seller defaults in the payment of any of the Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any material warranty or representation contained herein proves to be false in any way, (b) any purchased Account is not satisfied in full within ninety (90) days of the Purchase Date of such Account, (c) Seller or any guarantor of any of the Obligations becomes subject to any debtor-relief proceedings, including by way of the commencement of any petition for relief filed by or against Seller or any guarantor under any chapter of the federal bankruptcy laws, (d) any such guarantor fails to perform or observe any of such guarantor's obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate, or revoke any guaranty of any of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, or (d) the Seller assigns, sells, pledges or encumbers any Account to any other party.

12.2. **Waiver of Notice.** SELLER WAIVES ANY REQUIREMENT THAT PURCHASER INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER'S OBLIGATIONS HEREUNDER. FURTHER, PURCHASER'S FAILURE TO CHARGE OR ACCRUE FEES OR OTHER CHARGES AT ANY "DEFAULT" OR "PAST DUE" RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO.

12.3. **Effect of Default.**

12.3.1. Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, subject to a cure period of up to thirty (30) days, which may be granted or denied by Purchaser in its sole discretion:

12.3.1.1. Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice, and/or

12.3.1.2. the Default Charge shall accrue and be payable on any Obligation not paid when due.

13. **Term and Termination.** This Agreement will be effective when executed by Purchaser and Seller, will continue in full force and effect for one (1) year thereafter, unless earlier terminated as provided herein, upon thirty (30) days written notice by either party hereto to the other party hereto, and shall be further annually extended automatically unless either party hereto shall have given written notice to the other party hereto of its intention to terminate at least thirty (30) days prior to each such anniversary, whereupon this Agreement shall terminate on said anniversary (the "Term"); provided , however, that Purchaser may, in its sole and absolute discretion, terminate this Agreement or suspend Purchaser's performance of any aspect hereof, if there has been an Event of Default; provided, further, that for any single year term (including, without limitation, any renewal term) or part thereof, the aggregate Base Fees paid by Seller to Purchaser shall equal at least ten percent (10%) of the highest Maximum Amount agreed to by the parties hereto during such term (the "Annual Minimum Fee"). In the event that the aggregate Base Fees paid by Seller to Purchaser during such year or part thereof do not exceed the applicable Annual Minimum Fee, Seller shall promptly, upon the anniversary of the date of this Agreement or the date of any termination of this Agreement, as applicable, pay to Purchaser (or Purchaser may, in its sole and absolute discretion, deduct such from the Reserve Account) any an amount equal to the difference between such aggregate Base Fees and the applicable Annual Minimum Fee.

14. **Enforcement.** This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. Accordingly, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial party by reason of such party having, or being deemed to have, structured, drafted, or dictated such provision.

15. **Amendment.** Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

16. **No Lien Termination Without Release.** In recognition of the Purchaser's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser's Liens on the Collateral unless and until Seller has executed and delivered to Purchaser a general release in a form reasonably satisfactory to Purchaser unless this Agreement is terminated due to the intentional violation of this Agreement by Purchaser. Seller understands that this provision constitutes a waiver of its rights under §§9-509(d)(2) and 9-513 of the UCC.

17. **Account Stated.** Purchaser shall render to Seller a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Seller as an account stated, except to the extent that Purchaser receives, within thirty (30) days after the mailing of such statement, written notice from Seller of any specific exceptions by Seller to that statement, and then such statement shall be binding against Seller as to any items to which it has not objected.

18. **Conflict; Survival.** Unless otherwise specifically stated in any other Agreement entered into between Purchaser and Seller hereafter, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control. All representations, warranties, and covenants contained in this Agreement shall be and remain effective for so long as this Agreement has not been terminated in accordance with its terms or any of the Obligations remain outstanding

19. **Confidentiality.** Each party hereby agrees that such party shall not directly, indirectly, or otherwise use, disseminate, or disclose (i) any terms or conditions of this Agreement or (ii) any confidential information of the other party during the Term or the two years thereafter. Upon termination of this Agreement, both parties agree to return to the other (disclosing) party all copies of documents, notes, computer disks and tapes, and other repositories containing confidential information. For purposes of this provision, confidential information shall include all information disclosed by one party to the other, which information is not already available to the other party or to the general public, or otherwise independently developed without the use of the party's confidential information. Confidential information may include, without limitation, plans, procedures, products, processes, trade secrets, software programs, formulas, inventions, improvements, techniques, data, know-how, strategies, financial data, client names, customer lists, distributor lists, files, lists of suppliers, price lists, compensation plans and other information with respect to either party's business or received from third parties subject to a duty on either party's part to maintain the confidentiality of such information, or with respect to its suppliers, clients or potential clients. The parties agree that monetary damages shall be insufficient to fully compensate the damaged party for its losses if the other Party violates this covenant. In addition to seeking monetary damages, the disclosing party shall be entitled to enjoin the other party from continuing to violate this covenant. If either party breaches this provision, the other party shall be entitled to any other remedies at law or in equity.

20. **No Waiver; Cumulative Nature of Rights and Remedies.** No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Purchaser may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Purchaser of any breach or default by Seller hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Purchaser hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Purchaser would otherwise have. Any waiver, permit, consent or approval by Purchaser of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

21. **Severability.** In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. While Purchaser and Seller intend for the purchase of the Purchased Accounts by Purchaser to constitute a "true sale" of assets in all respects (and Seller not assert, assume or endorse any position, argument or claim to the contrary for any purpose and shall utilize its best efforts, at Seller's cost and expense, to assist and defend Purchaser in

any claim or defense pertaining to such matter), in the event that any court of competent jurisdiction or other authorized governmental body shall determine that the purchase of the Purchased Accounts by Purchaser does not constitute a "true sale" or otherwise issues a ruling that the relationship between Seller to Purchaser is that of debtor and creditor, then, and only then (subject to revocation upon the vacating or overturning of such a determination by an authorized court of appeal):

21.1 The parties hereto stipulate and agree that none of the terms and provisions contained in this Agreement shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect;

21.2 If any excess of interest in such respect is hereby provided for or shall be adjudicated to be so provided, in this Agreement or otherwise, the provisions of this Section 21 shall govern and prevail, and neither Seller nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of Seller's Obligations hereunder shall ever be obligated to pay the excess amount of such interest.

21.3 Purchaser expressly disavows any intention to charge, collect or contract for excessive unearned interest charges. If Purchaser shall receive, collect or apply monies which are deemed to constitute interest which would otherwise increase the interest on the Seller's Obligations hereunder to an amount in excess of that permitted to be charged by applicable law then in effect, all such sums deemed to constitute interest in excess of such legal limit shall be applied to reduce the principal balance thereof then outstanding or immediately returned to Seller or the other payor thereof upon such determination.

21.4 All sums paid or agreed to be paid to Purchaser for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such party, be deemed to be amortized, prorated and allocated throughout the full term of this Agreement so that the rate or amount of interest on account of any deemed indebtedness hereunder does not exceed the maximum amount allowed by such applicable law.

21.5 If at any time and from time to time (i) the fees or other amounts payable to Purchaser on any date shall be pursuant to this Section 21 be limited and (ii) in respect of any subsequent computation period the amount of fees otherwise payable to Purchaser would be less than the amount of fees payable to such holder computed at the maximum lawful rate applicable to such holder, then the amount of fees payable to such holder in respect to such subsequent computation period shall continue to be computed at the maximum lawful rate applicable to such holder until the total amount of fees payable to such Purchaser shall equal the total amount of fees which would have been payable to such Purchaser if the total amount of such fees had been computed without giving effect to this Section 21.

22. **Relationship of Parties.** The relationship of the parties hereto shall be that of Seller and Purchaser of Accounts, and neither Party shall be a fiduciary of the other Party.

23. **[RESERVED]**

24. **Entire Agreement.** This Agreement supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

25. **Choice of Law.** This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of New York.

26. **Construction of Agreement.** Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the rate or amount of fees or other charges that are deemed interest under applicable law and that are charged or collected hereunder exceed the maximum amount chargeable under applicable law (it being the intent hereof that Purchaser not contract or receive and Seller not pay interest in excess of the maximum authorized by applicable law); and, if a court of competent jurisdiction determines that Purchaser has charged or collected interest in excess of the highest lawful rate, Purchaser shall promptly refund such excess to Seller and shall not otherwise be penalized.

27. **JURY TRIAL WAIVER. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING HEREUNDER, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.**

28. **Venue; Jurisdiction.** The parties agree that any suit, action, or proceeding arising out of the subject matter hereof, or the interpretation, performance, or breach of this Agreement, shall, if Purchaser so elects, be instituted in the United States District Court for the Southern District of New York or any state court located in the Southern District of New York (each an "Acceptable Forum"). Each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the State of New York or otherwise in those courts in any such suit, action, or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

29. **Notice.**

29.1. All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, properly addressed and postage prepaid, (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.

29.2. All notices required to be given to Purchaser hereunder shall be deemed given upon actual receipt by a responsible officer of Purchaser.

29.3. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

If to Purchaser, then to:

Mast Capital Partners LLC
c/o PBWT
1133 Avenue of the Americas, 22nd Floor
New York, New York 10036
Attention: Mark Andrews

with a copy to:

Mast Capital Partners LLC
445 Park Avenue, 10th Floor
New York, NY 10022
Attention: Teddy Schiff

If to Seller, then to:

Alibi NYC, LLC
C/O Panache Beverage, Inc
40 West 23rd Street
2nd Floor
New York, NY 10010

30. **Counterparts.** This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

31. **Definitions.** The following terms used herein shall have the following meanings. All capitalized terms not herein defined shall have the meaning set forth in the UCC:

31.1. **"Avoidance Claim"** – any claim that any payment received by Purchaser from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute.

31.2. **"Balance Subject to Funds Usage Fee"** - the unpaid Face Amount of all Purchased Accounts minus the Reserve Account.

31.3 **"Base Fee"** - the fee earned by Purchaser in consideration of its performance of Credit and Collection Services, computed as the Base Fee Percentage multiplied by the Face Amount of each Purchased Account; subject to an initial credit equal to the amount of the Paid Legal Expenses.

31.4. **"Base Fee Percentage"** – Three percent (3.0%).

31.5. **"Business Day"** – a day of the week other than a Saturday, Sunday, or a holiday under which banks located in the State of New York are required or permitted to be closed.

31.6. **"Clearance Days"** – Three (3) Business Days for all payments.

31.7. **"Collateral"** - all now owned and hereafter acquired personal property and fixtures, and proceeds thereof, (including proceeds of proceeds) including without limitation, accounts, including health-care insurance receivables, chattel paper, inventory, equipment, instruments (including promissory notes), investment property, documents, deposit accounts, letter of credit rights, general intangibles; and supporting obligations.

31.8. **"Credit and Collection Services"** - shall include the following services performed by Purchaser on behalf of Seller as a result of the purchase of accounts hereunder, including accounts receivable record keeping with regard to the purchased Accounts, including the recording of invoices and payments, collection of accounts and the setting of such credit limits for sales by Seller as may be required.

31.9. **"Delay Charge"** - a fee earned by Purchaser, which, in addition to the Base Fee is in consideration of its performance of Credit and Collection Services, based on the number of days the purchased Account is unpaid in whole or in part, computed from the invoice date and not Repurchased, calculated by multiplying the unpaid Face Amount of the applicable purchased Account by the applicable Delay Charge, as follows:

Days Unpaid	**Delay Charge**
Between 31 and 40	1.0%
Between 41 and 50	2.0%
Between 51 and 60	3.0%
Between 61 and 70	4.0%
Between 71 and 80	5.0%
Between 81 and 90	6.0%

31.10. **"Default Charge"** – Five percent (5.0%).

31.11. **"Eligible Account"** - an Account which is deemed to be acceptable for purchase pursuant to this Agreement as determined by Purchaser in Purchaser's sole and absolute discretion.

31.12. **"Events of Default"** - See Section 12.1

31.13. **"Face Amount"** - the face amount due on an Account.

31.14. **"Late Payment Date"** – the date which is ninety (90) days from the date on which the Purchased Account was purchased by Purchaser from Seller.

31.15. **"Lien"** - any interest in property securing an Obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based upon common law, statute, or contract.

31.16. **"Maximum Amount"** – Two Hundred Fifty Thousand Dollars ($250,000), subject to increase to up to Five Hundred Thousand Dollars ($500,000) by written agreement of the parties hereto, at their sole and absolute discretion, following a performance review.

31.17. **"Misdirected Payment Fee"** – Three percent (3.0%) percent of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser on the next Business Day following the date of receipt by Seller.

31.18. **"Obligations"** - all present and future obligations owing by Seller to Purchaser whether or not for the payment of money, including, without limitation, all amounts payable under this Agreement, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during, or after the commencement of any bankruptcy case in which Seller is a debtor, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

31.19. **"Purchase Date"** – the date on which Seller has been advised in writing that Purchaser has agreed to purchase an Account.

31.20. **"Purchase Price"** - the unpaid Face Amount of an Account at the time of purchase.

31.21. **"Purchased Accounts"** - Accounts purchased hereunder which have not been Repurchased.

31.22. **"Repurchased"** - an Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount together with any unpaid fees relating to such Account.

31.23. **"Schedule of Accounts"** - a form supplied by Purchaser from time to time wherein Seller lists such of its Accounts as it requests that Purchaser purchase under the terms of this Agreement.

31.24. **"Seller's Deposit Account"** - any demand deposit account maintained by Seller, or represented by an employee of Seller to be maintained by Seller, wherever located, as may be noticed in writing to Purchaser from time to time.

31.25. "**UCC**" - the Uniform Commercial Code (or any successor statute) as adopted and in force from time to time in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) as adopted and in force from time to time in such state.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

SELLER: ALIBI NYC, LLC

By:____________________________
Name: James Dale
Title: CEO.

PURCHASER: MAST CAPITAL PARTNERS LLC

DocuSigned by:
6CD95B68108148B...

By:____________________________
Name: Edward T. Schiff
Title: Partner

EXHIBIT A

[Form of Acceptance Notice]

[PURCHASER LETTERHEAD]

[Date]

VIA [DELIVERY METHOD]

Alibi NYC, LLC
C/O Panache Beverage, Inc
40 West 23rd Street
2nd Floor
New York, NY 10010

To Whom it May Concern:

Reference is made to that certain Factoring and Security Agreement (the "Agreement") dated as of October 30th, 2012, by and between Alibi NYC, LLC ("Seller") and Mast Capital Partners LLC ("Purchaser"). Capitalized terms used but not defined in this letter (this "Letter") shall have the definition ascribed to them in the Agreement.

Purchaser hereby agrees to purchase the following Account(s):

[Listing of Eligible Accounts]

in each case subject to the terms and conditions of the Agreement and each from a licensed wholesaler of alcoholic beverages (in each case, "Distributor") evidencing Eligible Accounts, the following additional terms and conditions:

- Purchaser is provided with a copy of (i) the applicable bill of lading and (ii) Seller's invoice delivered to Distributor, in each case in a timely manner, each of which corresponds to the Eligible Account in all respects;
- The Face Amount of the Eligible Account shall be the amount which Account Debtor is to pay to Seller in respect of such Eligible Account, as evidenced by a true, accurate and complete, copy of a payment invoice issued by Seller (a copy of which shall be delivered to Purchaser by Seller) in respect of such Eligible Account.
- No portion of the Purchase Price of any such Eligible Account shall be due to Seller unless and until the terms and conditions of this Letter are satisfied in full to the reasonable satisfaction of Purchaser in respect of such Eligible Account.

This letter shall be treated as an Exhibit to the Agreement. In the event of any conflict between this Letter and the Agreement, the terms of this Letter shall control.

Sincerely,

MAST CAPITAL PARTNERS LLC

By:____________________________
Name:
Title:

EXHIBIT B

FORM OF RELEASE AND REQUEST FOR RESERVE ACCOUNT

[SELLER LETTERHEAD]

[Date]

VIA [DELIVERY METHOD]
Mast Capital Partners LLC
c/o PBWT
1133 Avenue of the Americas, 22nd Floor
New York, New York 10036
Attention: Mark Andrews

Mr. Andrews:

Reference is made to that certain Factoring and Security Agreement (the "Agreement") dated as of October 30th, 2012, by and between Alibi NYC, LLC ("Seller") and Mast Capital Partners LLC ("Purchaser"). Capitalized terms used but not defined in this letter (this "Letter") shall have the definition ascribed to them in the Agreement.

Subject to the satisfaction of all of Seller's Obligations to Purchaser having been satisfied in full, Seller hereby requests that you immediately transfer any collected cash balance in the Reserve Account which exceeds the Required Reserve Amount.

As a condition and in consideration for such transfer, Seller does hereby, for itself, and for its predecessors, successors, assigns, past and present assigns, officers, directors, shareholders, employees, attorneys, agents, subsidiaries, parent companies, affiliates, accountants and representatives, if any, release and absolutely discharge Purchaser, and Purchaser's past and present officers, directors, shareholders, employees, predecessors, successors in interest, attorneys, agents, assigns, subsidiaries, parent companies, affiliates, accountants and representatives, and each of them, (the "Released Parties") from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, accounts, accountings, reckonings, costs, and expenses (including, but not limited to, attorneys' fees and costs), damages, liens, judgments, actions and causes of action, of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, which Seller ever had, or now has against Purchaser and/or the Released Parties, which arise out of, or are in connection with, the Agreement, and any other past or present agreement between Purchaser and Seller.

This letter shall be treated as an Exhibit to the Agreement.

Sincerely,

Alibi NYC, LLC

By:______________________________
Name:
Title:

From: Charles Cassel [ccassel@consimllc.com]
Sent: Thursday, January 24, 2013 4:17 PM
To: Gerald Biondo
Cc: James Dale; Michael Romer
Subject: FW: Mast Capital
Attachments: Panache - Guaranty by Panache Bev Inc.pdf; Wodka - Guaranty by Panache Bev Inc.pdf; Alibi NYC - Intercreditor Agreement.doc; Panache - Intercreditor Agreement.doc; Wodka - Intercreditor Agreement.doc

Jerry,

I had a conference call with Mike Romer and Teddy Schiff from Mast Capital (the factoring co) this afternoon. Attached are his initially proposed documents. We agreed that he could live without the guaranty documents (though I'm not sure he has full discretion to make the decision). We also agreed that we could live with an inter creditor agreement that did not subordinate our senior interests, but did carve out his first priority interest in the receivables of the companies.

Please take a look at the three Intercreditor Agreements and mark them up accordingly. I will send you a separate email with the operative documents that are in place for background in a second.

Panache would like to keep costs down. Can you please work on the basis of capping your time on this to 2 hours?

Regards,
Charlie

CONSILIUM INVESTMENT MANAGEMENT

CHARLES T. CASSEL III, CFA | MANAGING DIRECTOR
CONSILIUM INVESTMENT MANAGEMENT | FORT LAUDERDALE
3101 N. FEDERAL HIGHWAY, SUITE 502
FT. LAUDERDALE, FL 33306
+1 (954) 315-9381 TEL
+1 (954) 779-1803 FAX
+1 (954) 554-1720 MOB
WWW.CONSIMLLC.COM

From: Michael Romer <Mike@panachespirits.com>
Date: Monday, January 21, 2013 10:06 AM
To: Charles Cassel <ccassel@consimllc.com>
Subject: FW: Mast Capital

CC-

See attached as per earlier conversations. As James pointed out, the ALIBI document will not be necessary as we will not be using them to factor. In regards to the Intercreditor documents, I believe we may not want to use the "breach" language as from what I understand we excluded receivables from your collateral? Maybe a Gerry question, as we shouldn't probably create an admission that we don't have to? Let me know if you want to hop on a call to discuss these.

Michael G. Romer

Panache Beverage Inc

General Manager,

Director

212-691-6292

From: Teddy Schiff [tschiff@mastcp.com]
Sent: Friday, January 18, 2013 12:27 PM
To: Michael Romer
Cc: Eugene Didenko; Mark Andrews; Mark Andrews IV
Subject: Re: Mast Capital

Hi Michael. Sorry for the slow reply on this - our attorney was on vacation. Attached please see the proposed inter creditor agreements for the 3 LLCs for which we have factoring agreements (the document is the same language for all 3 but 3 separate versions are required). If there are any comments to the documents please track changes in the word doc and return to me for review. We can always hop on a call to discuss as well.

Also, as a housekeeping matter after reviewing all the documentation with all 3 LLCs I realized that we only have a parent guaranty for Alibi NYC and not one for Panache or Wodka. Please see the attached parent guaranty documents - this is the exact same version as the one previously executed for Alibi NYC.

Let me know if you have any questions. Have a great long weekend.

Best,
Teddy

Teddy Schiff
Mast Capital Partners
445 Park Ave - 10th Floor
New York, New York 10022
tschiff@mastcp.com
212.836.4042 (Phone)
480.247.5063 (Fax)

On Jan 5, 2013, at 10:01 AM, Michael Romer wrote:

Hi Teddy,

Good speaking with you yesterday. Following our call I spoke with both James and Charles from Consilium. The pledge does not include the account receivables and there is a full understanding of our relationship with you. In regards, to your requests please outline them in the letter you are drafting and we can attach them as exhibits. An NDA, if not already in place will be required on our end just as a precaution, do to the nature of certain marketing strategies potentially being disclosed. Consilium is also willing to do a call with you to field any additional questions you may have.

Best,

Michael G. Romer
Panache Beverage Inc
General Manager,
Director
212-691-6292o
917-912-6513c

On Jan 4, 2013, at 2:24 PM, "Teddy Schiff" <tschiff@mastcp.com> wrote:

sure.

Teddy Schiff
Mast Capital Partners
445 Park Ave - 10th Floor
New York, New York 10022
tschiff@mastcp.com
212.836.4042 (Phone)
480.247.5063 (Fax)

On Jan 4, 2013, at 2:23 PM, Michael Romer wrote:

Can we do 3?

Michael G. Romer
Panache Beverage Inc
General Manager,
Director
212-691-6292o
917-912-6513c

On Jan 4, 2013, at 2:02 PM, "Teddy Schiff" <tschiff@mastcp.com> wrote:

call me at 230p today if that still works. Number is below.

Teddy Schiff
Mast Capital Partners
445 Park Ave - 10th Floor
New York, New York 10022
tschiff@mastcp.com
212.836.4042 (Phone)
480.247.5063 (Fax)

On Jan 4, 2013, at 1:35 PM, Michael Romer wrote:

Hi Teddy,

I can hop on a call at 230pm est today or Monday after 12pm and address all of your concerns.

Appreciate everything,

Michael G. Romer
Panache Beverage Inc
General Manager,
Director
212-691-6292

From: Eugene Didenko
Sent: Friday, January 04, 2013 10:31 AM
To: Teddy Schiff
Cc: Michael Romer
Subject: Mast Capital

Mike
Can you please help addressing Teddy's concerns (see below)

Teddy
At this point we have not gotten as much money as we need to stop factoring completely. We are working on getting additional money and should know the result soon. For now I am going to stop factoring all three brands. However, if we don't get the money, we will continue factoring (wodka volumes would be 1Ž2 of those in Q4). I will speak with you when I know the result.

From: Teddy Schiff [mailto:tschiff@mastcp.com]
Sent: Thursday, January 03, 2013 3:19 PM
To: Eugene Didenko
Subject: Fwd: SEC Filing Alert for Panache Beverage, Inc.

Eugene,

It seems you guys have taken on additional debt and pledged collateral against the debt. One of the covenants in the factoring agreement (section 8.5) prohibits you from borrowing money or pledging assets. We are open to reasonable waivers to this but I am sure you can understand that our position is materially weaker if you have incurred debt and pledged assets that may have been liquidated by Mast in any disaster scenario.

Can you please send us more information about the specifics of the debt deal you seem to have just executed?

You have always been clear that you are looking for cheaper sources of financing - for our planning purposes does this mean that you plan on factoring less or not at all?

Best,
Teddy

Begin forwarded message:

From: "Panache Beverage, Inc. (WDKA) - Investor Relations" <gkieft@thewsrgroup.com>
Subject: SEC Filing Alert for Panache Beverage, Inc.
Date: December 27, 2012 4:32:00 PM EST
To: Teddy Schiff <tschiff@mastcp.com>

Panache Beverage, Inc. has filed the following documents with the SEC:

SEC Filing Alert

8-K: Current report filing
HTML PDF
If you have any questions, or would like to contact Investor Relations, please reply to this email.
Panache Beverage, Inc. | 40 W. 23rd Street | 2nd Floor | New York, NY 10001
http://www.panachespirits.com

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